Exhibit 99.1

DOLLAR TREE REPORTS THIRD-QUARTER SALES OF $796.8 MILLION

CHESAPEAKE, Va. - November 3, 2005 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, reported that total sales for its fiscal third quarter of 2005 were $796.8 million, a 10.0% increase compared to $724.0 million in last year’s fiscal third quarter. These sales results were within the range of the Company’s most recent guidance of $775 to $800 million. Comparable-store sales for the quarter declined 1.0%.

“Substantially all of the comparable-store sales decline was the result of lower traffic,” President and CEO Bob Sasser said. “We believe that our initiatives to expand tender types, such as debit card and EBT acceptance, contributed to an increased average ticket, offsetting much of the impact of lower traffic in the 3rd quarter. We have just completed the rollout of additional debit stores, in time for holiday shopping, which brings us to over 1,400 stores converted this year. Our inventory is balanced and our stores are well positioned for the fourth quarter business.”

The Company will provide more detailed information about its third quarter 2005 operating results and guidance for the fourth fiscal quarter during its upcoming earnings conference call scheduled for Tuesday, November 22, 2005, 9:00 a.m. EST. The telephone number for the call is 703-639-1307. A recorded version of the call will be available until midnight Thursday, December 1, and may be accessed by dialing 703-925-2533 and the access code is 799890. The call will be webcast via Dollar Tree's website, www.DollarTree.com/medialist.cfm, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Thursday, December 1.

Dollar Tree operated 2,899 stores in 48 states as of October 29, 2005, compared to 2,674 stores in 48 states a year ago. During the third fiscal quarter of 2005, the Company opened 64 stores, closed 21 stores, and expanded or relocated 21 stores. The Company’s retail selling square footage totaled approximately 22.7 million at October 29, 2005, a 15.8% increase compared to a year ago. Dollar Tree is a member of the NASDAQ 100 index.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward -looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward - looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. For example, our forward - looking statements include statements regarding our expectations for 2005 initiatives and sales. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed April 14, 2005 and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q filed September 8, 2005. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward - looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward - looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

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